Exhibit 99.1

AMERICAN NATURAL ENERGY CORPORATION
6100 South Yale, Suite 300
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473

American Natural Energy Corporation Announces Results of Stockholder Vote

Tulsa, Oklahoma, June 23, 2005. American Natural Energy Corporation (“ANEC”) (TSX Venture: ANR.U) announced that at a meeting of its stockholders held on June 23, 2005, its stockholders approved an amendment to ANEC’s Certificate of Incorporation to increase the number of shares of Common Stock ANEC is authorized to issue to 250 million from 100 million. This approval was a condition to effecting the amendment of Indenture for ANEC’s outstanding 8% Convertible Secured Debentures. The final terms of the amendments were previously announced May 18, 2005 and include, among other things, an extension of the maturity date of the Debentures to September 30, 2006 and the reduction through the extended maturity date of the Debentures of the price at which the principal of the Debentures can be converted into shares of Common Stock to US$0.15 per share.

Also occurring at the meeting, ANEC’s stockholders elected Michael Paulk, Steven Ensz, Brian Bayley, John Campbell, Jules Poscente and Gerry Curtis to the board of directors and approved certain technical amendments to ANEC’s Stock Option Plan so as to comply with certain TSX Venture Exchange requirements.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The actual results and outcome of events may differ materially from those in the forward-looking statements as a result of various factors. The levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities, the outcome of ANEC’s development and exploration activities, including the success of its current and proposed well drilling activities and the availability of capital to pursue those activities could affect ANEC and its future prospects. ANEC’s inability to raise additional capital would adversely affect its ability to pursue its drilling program and its liquidity. Important additional factors that could cause such differences are described in ANEC’s periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission’s Website at http://www.sec.gov.